Exhibit 10.1

November 20, 2019

Mr. Mohan Maheswaran

Semtech Corporation

200 Flynn Road

Camarillo, California 93012

Re:	Amended and Restated Employment Offer

Dear Mohan:

This letter (the “Offer Letter”) amends and restates in its entirety your employment offer with Semtech Corporation (the “Company”), dated March 8, 2006 and as subsequently amended through December 19, 2014 (the “Prior Offer Letter”). This Offer Letter sets forth the essential terms of your continued employment with the Company.

1.

Position and Duties: You would continue to serve as our Chief Executive Officer and President. In this role, you would report to the Board of Directors of the Company (the “Board”). You would be expected to perform the normal executive duties and responsibilities associated with this position, and to comply with all lawful and reasonable orders given to you from time to time by the Board. For so long as you are the Company’s Chief Executive Officer and an incumbent director, the Company will nominate you for re-election to the Board in connection with the scheduled expiration of your term in office as a member of the Board; provided that such nomination is not prohibited by law or by any listing standard applicable to the Company. You will not receive any fees or additional compensation for attending Board or Board committee meetings or otherwise serving as a Board member.

2.

Period of Employment: The period of your employment under this Offer Letter shall be in effect for a period of five (5) years commencing on November 20, 2019 (the “Effective Date”) and ending at the close of business on the fifth (5th) anniversary of the Effective Date (such period, the “Period of Employment”); provided that: (i) on the fifth anniversary of the Effective Date and on each annual anniversary of the Effective Date thereafter, the Period of Employment shall automatically be extended by one additional year unless, not less than ninety (90) days prior to such anniversary of the Effective Date, the Company shall have given you written notice (or you shall have given the Company written notice) that the Period of Employment shall not be extended (or further extended, as the case may be), in which case the Period of Employment shall end at the end of the scheduled period then in effect, and (ii) if a Change in Control (as defined below) occurs during the Period of Employment then in effect, the Period of Employment shall not terminate earlier than the second anniversary of such Change in Control. Nothing in this Section 2, however, changes your status under Section 11 of this Offer Letter as an employee at-will of the Company whose employment may be terminated at any time (by you or by the Company) for any reason or for no reason. Expiration of the Period of Employment, any decision by the Board or the Compensation Committee of the Board

(the “Compensation Committee”) to not extend the Period of Employment, and any notice of non-renewal of the Period of Employment given pursuant to this Section 2 shall not constitute a breach of this Offer Letter and shall not constitute either a termination of your employment by the Company without Cause or grounds for a termination by you for Good Reason (as such terms are defined below) for purposes of this Offer Letter.

3.	Conditions: This Offer Letter, and any employment pursuant to this Offer Letter, is conditioned on the following:

(a)

Proprietary Agreements. Your signed agreement to, and ongoing compliance with, the terms of our (a) Policy Regarding Confidential Information and Insider Trading for All Employees, (b) Invention Assignment & Secrecy Agreement, and (c) Employee Confidentiality Agreement and Proprietary Rights Assignment (except that Section 3 of such agreement would not apply to communications with Company personnel who need to know such information in connection with their work for the Company), which are standard agreements signed by all employees of the Company.

(b)

Arbitration Agreement. Your signed agreement to our standard Employee Acknowledgement and Agreement that indicates receipt of the Employee Handbook and provides for arbitration of any disputes related to this Offer Letter and your employment.

(c)

Signed Offer Letter. Your return of the enclosed copy of this Offer Letter, after being signed by you without modification. By signing and accepting this Offer Letter, you represent and warrant that you are not subject to any pre-existing contractual or other legal obligation with any person, company, or business enterprise that may be an impediment to your employment with, or your providing services to, the Company, as its employee.

4.	Equity Awards: During the Period of Employment, you would be eligible for equity awards, as determined by the Compensation Committee in its sole discretion.

5.

Base Salary: You would be paid an annual base salary of $620,000, with the actual amount prorated for the actual period of employment and payable in equal installments in accordance with the Company’s normal payroll practices, subject to appropriate deductions and withholding. Your base salary would be reviewed by the Compensation Committee at least annually and may be increased from time to time.

6.

Annual Bonus: You would be entitled to participate in the Company’s Chief Executive Officer Bonus Plan, as it may be amended from time to time, with an annual target bonus of not less than 125% of your base salary. Except as provided in Section 12, no bonus would be payable if your employment terminates or you resign prior to payment of the bonus.

7.

Deferred Compensation Plan: You would be eligible to participate in the Semtech Executive Compensation Plan, a non-qualified deferred compensation plan. You would be able to contribute up to 100% of your base salary, and the Company would fully match the first 10% of your contributions.

8.

Vacation: You would be entitled to 4 weeks of paid vacation for each full fiscal year of employment, prorated for any employment period that is less than one full fiscal year. Such vacation time would accrue in accordance with the Company’s vacation policy, as amended from time to time.

9.

Expenses: You would be reimbursed for all reasonable and necessary business expenses incurred by you in the performance of your duties and for which reimbursement is requested in accordance with the Company’s applicable procedures and policies, as amended from time to time.

10.

Benefits: You also would be entitled to participate in broad-based benefit plans and programs generally available to the Company’s salaried employees, including 401(k) plan, medical, dental, disability, and life insurance, subject to the terms of the respective plan or program as may be amended from time to time, which may include limitations, restrictions or conditions applicable to senior executives generally.

11.

At-Will Employment: You would be an at-will employee of the Company. You would have the right to terminate your employment at any time, for any reason or for no reason, as does the Company. This at-will employment relationship cannot be changed except in writing authorized by, and signed on behalf of, the Board.

12.

Termination of Employment: Immediately on the termination of your employment for any reason (the date of any such termination, your “Severance Date”), you would return promptly to the Company any property in your possession that is owned by the Company, including, without limitation, cell phone, computer, files, and keys. You also agree to resign from all positions and offices within the Company and its affiliates, including as a member of the Board. Except as provided below, you would not be entitled to any severance benefits on the termination of your employment.

You acknowledge and agree that the severance payments and benefits described below in subsections (a) and (b) would be contingent on your execution and delivery to the Company of a release agreement, substantially in the form attached hereto as Exhibit A (and revised, as determined to be appropriate by the Company, to reflect changes in the law to ensure the enforceability of such agreement) not later than twenty-one (21) days following the termination of your employment (or such longer period of up to forty five (45) days as may be required under applicable law). Further, you acknowledge and agree that the severance payments and benefits described in subsection (a) below are contingent upon your compliance with the covenant described in subsection (c) below.

(a)

Termination Other than for Cause or a Good Reason Resignation. If the Company terminates your employment other than for Cause (as defined below), death or Disability, or you resign for Good Reason (as defined below) within ninety (90) days following the occurrence of any of the events constituting a Good Reason event, you would receive:

(i)

12 months of base salary, payable in accordance with the Company’s established payroll schedule but no less often than in monthly installments, with the first such installment to be paid, subject to Section 14(b), within ten (10) days following the sixty (60) day anniversary of your Separation from Service (as defined below),

(ii)

12 months of medical, dental, life, and long-term disability insurance at the same coverage levels and on the same terms as on your termination date, to the extent it is possible to maintain such coverage, or an after-tax cash equivalent if it is not possible to maintain the coverage, with any such cash equivalent payment to be paid, subject to Section 14(b), in the same month as the coverage would have been provided. Such coverage would cease immediately if you become covered by another plan or insurance that offers such benefits, whether or not comparable, and

(iii)

Unless otherwise expressly provided for in an applicable award agreement, to the extent any stock option or other equity-based award granted to you by the Company is outstanding and unvested as of the Severance Date, to the extent such award is subject only to time-based vesting requirements as of the Severance Date (including any such award that was originally subject to performance-vesting conditions and as to which the applicable performance period has ended as of the Severance Date, and any such award that was originally subject to performance-vesting conditions but as to which the award is subject only to time-based vesting conditions following a Change in Control), such award shall automatically vest (and, in the case of stock options and similar awards, become exercisable) as of the Severance Date to the extent that the award was otherwise scheduled to become vested on or before the first anniversary of the Severance Date.

In the event you become entitled to severance benefits under this Section 12(a) and a Change in Control (as defined below) occurs on or after your Severance Date, any then remaining and unpaid installments pursuant to Section 12(a)(i) of this Offer Letter will be paid in a lump sum within 10 days following the 60-day anniversary of the Change in Control.

For purposes of this Offer Letter, “Cause” means (1) an act of personal dishonesty taken by you in connection with your responsibilities as an employee which is intended to result in a substantial personal benefit to you, your family or your affiliates (as defined as any entity in which you or your family member has a substantial beneficial interest), (2) your conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony (other than traffic related offenses not involving serious bodily injury), (3) an act by you which constitutes willful misconduct or gross negligence and is materially injurious, or reasonably expected to result in material injury, to the Company, (4) your willful failure to follow the lawful directives of the Board that are consistent with your position and duties, or (5) your material breach of a Central Agreement, which, for any breach that can be cured going forward, is not cured by you within 15 calendar days after your receipt of written notice from the Company specifying the nature of your purported material breach. For these purposes, “Central Agreements” means the Semtech Core Values and Code of Conduct, the Semtech Policy Regarding Confidential Information and Insider Trading for All Employees, the Semtech Invention Agreement & Secrecy Agreement, the Semtech Employee Confidentiality Agreement and Proprietary Rights Assignment, and any other written agreement between you and the Company (regardless of when such agreements become effective). For purposes of this definition of “Cause,” no act or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

For purposes of this Offer Letter, “Good Reason” means, without your express, written consent (A) a significant reduction of your duties, title, position or responsibilities relative to your duties, title, position or responsibilities in effect immediately prior to such reduction; (B) a reduction by the Company of your base salary or target bonus as in effect immediately prior to such reduction, unless such reduction is part of an across-the-board reduction in the salary level of all other executive officers of the Company by the same percentage amount; (C) your relocation to a facility or a location more than thirty-five (35) miles from the Company’s current headquarters location; or (D) the Company fails to nominate you for re-election to the Board for so long as you are the Company’s Chief Executive Officer and an incumbent director, unless such nomination is prohibited by law or by any listing standard applicable to the Company; provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (x) you provide written notice to the Company of the condition(s) claimed to constitute Good Reason within thirty (30) days of the initial existence of such condition(s), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof.

For purposes of this Offer Letter, “Disability” means a termination of your employment due to your disability and you are entitled to long-term disability benefits under a long-term disability plan sponsored or maintained by the Company or one of its Affiliates (as such term is defined in the CIC Retention Plan, as defined below).

(b)

Termination following a Change in Control. If, during the Period of Employment, the Company terminates your employment other than for Cause, death or Disability during a Change in Control Window (as defined below), or you resign for Good Reason within ninety (90) days following the occurrence of any of the events constituting a Good Reason event during a Change in Control Window (such a termination of your employment is referred to herein as a “Qualifying Termination”), you would receive:

(i)	A bonus for the fiscal year of termination equal to your target bonus, pro-rated from the beginning of the fiscal year to the date of termination,

(ii)

2 times your annual rate of base salary and 2 times your target bonus (each as in effect on the date of termination), such amount to be paid, subject to Section 14(b), in a lump sum together with the amount referred to in clause (b)(i) above, within ten (10) days following the 60-day anniversary of the later of (1) your Separation from Service and (2) in the case of a Qualifying Termination that occurs as a result of your Separation from Service prior to a Change in Control, the date of the corresponding Change in Control,

(iii)

24 months of medical, dental, life, and long-term disability insurance at the same coverage levels and on the same terms as on your termination date, to the extent it is possible to maintain such coverage, or an after-tax cash equivalent if it is not possible to maintain the coverage, with any such cash equivalent payment to be paid, subject to Section 14(b), in the same month as the coverage would have been provided. Such coverage would cease immediately if you become covered by another plan or insurance that offers such benefits, whether or not comparable,

(iv)	Your unvested account balance (if any) under the Semtech Executive Compensation Plan will become fully vested, and

(v)

Unless otherwise expressly provided for in an applicable award agreement, to the extent any stock option or other equity-based award granted to you by the Company is outstanding and unvested as of the Severance Date, to the extent such award is subject only to time-based vesting requirements as of the Severance Date (including any such award that was originally subject to performance-vesting conditions and as to which the applicable performance period has ended as of the Severance Date, and any such award that was originally subject to performance-vesting conditions but as to which the award is subject only to time-based vesting conditions following a Change in Control), such award shall automatically become fully vested and, in the case of stock options and similar awards, exercisable as of the Severance Date. For purposes of clarity, if your employment is terminated by the Company without Cause or by you for Good Reason, and any stock option or other equity-based award granted to you by the Company, to the extent such award is outstanding and unvested on the Severance Date, otherwise purports to terminate on the Severance Date, such termination shall not be effective (subject, in all events, to the original maximum term of the award) until the later of (a) the end of the 90-day period following the Severance Date and (b) if a definitive agreement with respect to a Change in Control transaction was entered into prior to the Severance Date, one year following the execution of such agreement and, if such a termination of your employment becomes a Qualifying Termination because a Change in

Control occurs within such period of time, such termination shall (subject to the original maximum term of the award) not be effective and such award shall be subject to the accelerated vesting rules set forth above in this Section 12(b)(v), and, in the case of stock options or similar awards, you shall be given a reasonable opportunity to exercise such accelerated portion of the option or other award before it terminates.

For purposes of this Offer Letter, “Change in Control” has the meaning given to such term in the Semtech Corporation Executive Change in Control Retention Plan adopted on or about the date hereof (the “CIC Retention Plan”), and “Change in Control Window” means the period (i) beginning on the earlier of (a) 90 days prior to a Change in Control transaction or (b) the execution of a definitive agreement to effect a transaction that, if consummated in accordance with the proposed terms, would constitute a Change in Control transaction, provided that the transaction with the party to the definitive agreement is actually consummated within one year following the execution of such definitive agreement and such transaction actually constitutes a Change in Control, and (ii) ending on the second anniversary of such Change in Control.

(c)

Restrictive Covenant. You agree that eligibility for the severance payments and other benefits under Section 12(a) are contingent on your agreement and compliance with the requirement that for a period of one year you do not accept employment nor an engagement as a consultant with a competitor (including Inphi Corporation, MACOM Technology Solutions Holdings, Inc., MaxLinear, Inc., Monolithic Power Systems, Inc., ON Semiconductor Corporation, Silicon Laboratories Inc. and Texas Instruments, Inc. (provided, in each case, that if such company ceases to have a class of its common equity securities traded on a national securities exchange it shall no longer constitute a competitor for purposes of this Section 12(c)), and any other company in the peer group of competitors used in connection with performance based-options issued to you by the Company, and any other company that designs or sells integrated circuits for the end market applications in which the Company’s products are used), where such position is comparable to the position you held with the Company and where you cannot reasonably satisfy the Company that the new employer is prepared to (or such employer does not take adequate steps to) preclude and to prevent disclosure of the Company’s confidential information.

You acknowledge and agree that the provisions of this Section 12(c) are reasonable and necessary to protect the confidential and proprietary information of the Company and that the restrictions contained herein do not restrain you from engaging in an entire business or profession but only from engaging in a narrow and specific subset of activities. You also acknowledge and agree that absent the promises and representations made by you in this subsection (c), the Company would not agree to provide you the benefits described in subsection (a).

If you accept employment or a consulting relationship with a competitor as described above, no further payments or eligibility for benefits continuation would be available to you as of the date you commence such employment or consulting.

(d)

Separation from Service. As used herein, a “Separation from Service” occurs when you die, retire, or otherwise have a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

(e)

No Duplicate Benefits. Notwithstanding anything contained herein to the contrary, if, on the Severance Date, you are entitled to the severance and other benefits under Sections 12(a) and 12(b) of this Offer Letter, you shall only be entitled to the severance and other benefits under Section 12(b), and if, on the Severance Date, you are entitled to the severance and other benefits under Section 12(a) of your Offer Letter and you subsequently become entitled to the severance and other benefits under Section 12(b) of this Offer Letter (i.e., because your termination of employment becomes a Qualifying Termination), the following shall apply: (a) the benefits under Sections 12(b)(ii) and (v) of this Offer Letter shall be reduced by the amount paid or payable pursuant to Sections 12(a)(i) and (iii), respectively, of this Offer Letter; and (b) Section 12(b)(iii) of this Offer Letter shall apply instead of Section 12(a)(ii). If you are entitled to accelerated vesting of a stock option or other equity-based award granted to you by the Company pursuant to Section 12(a)(iii) or Section 12(b)(v) and the applicable award agreement also provides for accelerated vesting in the circumstances, you will be entitled to the provision (under this Offer Letter or under the applicable award agreement) that results in the greater benefit for you, but any accelerated vesting pursuant to this Offer Letter shall not be in addition to any accelerated vesting that may be provided for in the applicable award agreement.

(f)

No Duty to Mitigate. You have no duty to mitigate damages under this Offer Letter. All amounts paid or payable to you pursuant to this Section 12 shall be paid without regard to whether you have taken or take actions to mitigate damages.

(g)

Accrued Obligations. In connection with a termination of your employment with the Company and its Affiliates, the Company (or the Affiliate that last employed you, as the case may be), will also pay you your Accrued Obligations. As used herein, “Accrued Obligations” means: (i) any base salary that had accrued but had not been paid (including accrued and unpaid vacation time, sick time and paid time off, in each case to the extent applicable) on or before your termination of employment, and (ii) any reimbursement due to you for business expenses incurred by you on or before your termination date in accordance with the expense reimbursement policies of the Company (or the applicable Affiliate) in effect at the applicable time. In addition, nothing in this Section 12 shall affect:

(i) your receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company (or Affiliate) welfare benefit plan; (ii) your rights under COBRA to continue health coverage; or (iii) your right to receive vested and accrued benefits otherwise due in accordance with the terms of an applicable 401(k), deferred compensation or other retirement plan of the Company or an Affiliate.

(h)

Performance-Based Awards. If, during the Period of Employment, and unless otherwise expressly provided for in an applicable award agreement, to the extent any stock option or other equity-based award granted to you by the Company that is subject to performance-vesting conditions is outstanding and unvested as of the date of a Change in Control and such Change in Control occurs during one or more performance periods of any such award, the number of shares or units subject to the award will be adjusted to equal the target number of shares or units subject to the award that relate to the applicable open (or not yet then commenced, as the case may be) performance period. Such adjusted number of shares or units subject to the award shall remain subject to any time-based vesting requirements pursuant to the original terms and conditions of the award (subject to any accelerated vesting pursuant to Section 12(b) of this Offer Letter).

13.

Miscellaneous: No other promises or representations have been made to you and this Offer Letter supersedes all prior oral and written communications between you and the Company (including, without limitation, the Prior Offer Letter). You signed a Company Invention Assignment & Secrecy Agreement on or about April 3, 2006 (the “Invention Assignment Agreement”) and you and the Company are parties to an Employee Confidentiality Agreement and Proprietary Rights Agreement dated April 3, 2006 (the “Confidentiality Agreement”). Notwithstanding the first sentence of this Section 13, the Invention Assignment Agreement and the Confidentiality Agreement each continues in effect and each is outside of the scope of the integration provision above.

14.	Section 409A:

(a)

It is intended that any amounts payable under this Offer Letter shall either be exempt from or comply with Section 409A of the U.S. Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject you to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this offer letter shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to you.

(b)

Notwithstanding any provision of this Offer Letter to the contrary, if you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of your Separation from Service, you will not be entitled to any payment or benefit pursuant to Section 12 until the earlier of (i) the date which is six (6) months after your Separation from Service for any reason other than death, or (ii) the date of your death. Any amounts otherwise payable to you upon or in the six (6) month period following your Separation from Service that are not so paid by reason of this Section 14(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after your Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of your death). The provisions of this Section 14(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.

(c)

To the extent that any benefits pursuant to Section 12(a)(ii) or 12(b)(iii) or reimbursements pursuant to Section 9 are taxable to you, any reimbursement payment due to you pursuant to any such provision shall be paid to you on or before the last day of your taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year.

(d)	Any installment payments payable pursuant to this Offer Letter will be treated as separate payments for purposes of Code Section 409A.

(e)

If and to the extent required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A, any benefits or cash payments pursuant to Section 12(a)(ii) or 12(b)(iii) shall not be contingent on your execution of the release contemplated by Section 12, but your rights to receive such benefits or cash payments shall cease if you do not timely execute and deliver such release or if you revoke such release.

If this Offer Letter is acceptable to you, please sign and date below and mail the original back to me for my receipt by November 22 2019.

Very truly yours,

/s/ Charles B. Ammann
Name:	Charles B. Ammann
Title:	Executive Vice President, General Counsel and Secretary

I ACCEPT EMPLOYMENT ON THESE TERMS.

/s/ Mohan Maheswaran	Dated: November 20, 2019
Mohan Maheswaran

EXHIBIT A

FORM OF RELEASE

Date

Re: Termination of Employment - Agreement and Release

Dear                     :

This letter agreement (“Agreement”) presents the terms, conditions, understandings, and agreements reached between me,                     , and Semtech regarding resolution, settlement and release of any disputes or claims I may have arising from my employment by Semtech, including any matters related to the termination of my employment.

I acknowledge that I have the opportunity, should I desire, to consult with an attorney of my choice prior to executing this Agreement.

In consideration of the respective promises, releases, and commitments stated in this Agreement, Semtech and I (collectively referred to as “the Parties”) agree as follows:

1.

Release from Responsibilities/Termination. I am relieved of my responsibilities to and with Semtech effective                      (“Notice Date” or “last date of active employment). Under this Agreement, I will remain an employee of Semtech until                      (     weeks) at which time my employment with Semtech will terminate (“Termination Date”).

2.	Benefits.

(a)

In General. Semtech promises that I will receive the amount and benefits set forth in this Section that are conditioned on my execution of this Agreement, 75% of which are being paid to induce me to release any claims I may have under the Age Discrimination in Employment Act (“ADEA”). I may revoke the release of ADEA Causes of Action in Section 3(a) of this Agreement within 7 days after I sign it, in which case I will not receive the amounts or benefits that are being paid to me for my release of ADEA Causes of Action, and my release of ADEA Causes of Action will not go into effect. I acknowledge that my release of ADEA Causes of Action under that section constitutes an entirely separate agreement from the balance of this Agreement. Because my release of ADEA Causes of Action is separate, if I revoke my release of ADEA Causes of Action, I understand that I will not be revoking my release of any Claims (as defined in Section 2(c)) or any other part of this Agreement, which will remain in effect.

Initials
Employee
Company

(b)

Pre-Termination Compensation. I will continue to receive any present salary on my regular paydays, through the Termination Date. Immediately following the Termination Date, I will receive cash in lieu of any unused vacation days I may then have.

(c)

Consideration. In exchange for this Agreement, I will receive the following payments and benefits as provided in [Section 12(a) or (b)] of that certain Offer Letter, dated as of                     , 2019 (“Offer Letter”: [specifically describe the payments and benefits herein including treatment of equity awards]. These payments and benefits will be paid to me if I re-execute this Agreement during the 15- day period beginning on the day after the Termination Date. I agree that my re-execution of this Agreement shall update this Agreement to reflect any Claims (as defined in Section 3) that I may have accrued since I first executed this Agreement. If I do not satisfy this re-execution requirement, the amount I will be paid shall be reduced to $1000.

(d)

Compensation and Benefit Plans. I will cease to be eligible to participate under any stock option, bonus, incentive compensation, commission, medical, dental, life insurance, retirement, and other compensation or benefit plans of Semtech or any affiliate following my termination of employment. Thereafter, I will have no rights under any of those plans, except as follows:

(i)

Group Insurance. I will have any legally-mandated rights, if any, to COBRA continuation coverage as to any Company-provided medical, dental, or vision plan in which I participate. In addition, I shall be entitled to the group insurance benefits prescribed in [Section 12(a)(ii) or (b) (iii)] of the Offer Letter, which reads: [insert language]

(ii)

Qualified and Non-Qualified Plan Retirement Benefits. I will retain any vested benefits under all qualified and non-qualified retirement plans of Semtech, and all rights associated with such benefits, as determined under the official terms of those plans.

(iii)	Equity Awards. my restricted stock and stock options shall vest in accordance with their written terms and, in the case of stock options, be exercisable in accordance with their written terms.

(iv)

Indemnity and D&O Insurance. I will continue to be covered by (a) the terms and conditions of the Indemnity Agreement entered into between Semtech and me on [DATE] (the “Indemnity Agreement”) and (b) the terms of Semtech’s D&O insurance policy for claims against me that arise out of matters or events that occurred prior to the Termination Date.

Initials
Employee
Company

Payment made under this Agreement will not be included in my compensation for purposes of calculating the benefits to which I am entitled under any employee benefit program, notwithstanding anything in it to the contrary.

3.	Complete Release.

(a)

Release of ADEA Causes of Action. I irrevocably and unconditionally release all claims that I may now have against the Released Parties listed in Section 3(e) under the ADEA, which prohibits age discrimination in employment (ADEA Causes of Action).

(b)

Release of Claims Other Than ADEA Causes of Action. I irrevocably and unconditionally release all claims described in Section 3(c) that I may now have against the Released Parties listed in Section 3(e).

(c)

Claims Released. The claims I am releasing under Section 3(b) include all known and unknown claims, promises, causes of action, or similar rights of any type that I presently may have (“Claims”) with respect to any Released Party listed in Section 3(e). I understand that the term “Claims” does not include any ADEA Causes of Action. I understand that the Claims I am releasing might arise under many different foreign, domestic, national, state, or local laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:

(i)

Anti-discrimination statutes (other than the ADEA), such as Executive Order 11,141, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting discrimination, such as the California Fair Employment and Housing Act, which prohibits discrimination in employment based on actual or perceived race, religion, color, national origin, ancestry, physical or mental disability, medical condition, marital status, sex, age, sexual orientation, or association with a person who has, or is perceived to have, any of those characteristics.

Initials
Employee
Company

(ii)

Federal employment statutes , such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

(iii)

Other laws , such as any federal, state, or local laws restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims, and any other law, such as California Labor Code Section 200 et seq., relating to salary, commission, compensation, benefits, and other matters, any applicable California Industrial Welfare Commission order.

(iv)

Examples of released Claims include, but are not limited to the following (except to the extent explicitly preserved by Section 2 or 3(a) of this Agreement): (i) Claims that in any way relate to or arose during my employment with Semtech, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation or sick pay; (ii) Claims that in any way relate to the design or administration of any employee benefit program; (iii) Claims that have irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits; or (iv) any Claims to attorneys’ fees or other indemnities (such as under the Civil Rights Attorneys’ Fees Act), with respect to Claims I am releasing.

(d)

Unknown Claims and ADEA Causes of Action: I understand that I am releasing Claims and ADEA Causes of Action that I may not know about. That is my knowing and voluntary intent even though I recognize that someday I might regret having signed this Agreement. Nevertheless, I am assuming that risk and I agree that this Agreement shall remain effective in all respects in any such case. I expressly waive all rights I might have under any law that is intended to protect me from waiving unknown claims, such as California Civil Code Section 1542. I understand the significance of doing so. California Civil Code Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER

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FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(e)

Released Parties: The Released Parties are Semtech, all current and former parents, subsidiaries, related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors.

(f)

Claims Not Released: It is my intention to release all Claims and ADEA Causes of Action that I may have. Notwithstanding the previous sentence, Semtech and I agree that this Agreement does not release my rights to enforce this Agreement, such as Semtech’s obligation to make the payments and provide the benefits described in Section 2. Moreover, I understand that this Agreement does not release claims that cannot be released as a matter of law. For example, this Agreement does not release the following types of claims to the extent that they cannot be released as a matter of law: claims under the Family Medical Leave Act, the Fair Labor Standards Act of 1938, the California Workers’ Compensation Act, the California Family Rights Act, and Division 3, Article 2 of the California Labor Code. In determining whether this Agreement provided me with adequate consideration, I assumed that I was releasing all such Claims and ADEA Causes of Action, including those that cannot be released as a matter of law. Based on that assumption, I determined that I was receiving sufficient consideration to induce me to release such Claims and ADEA Causes of Action. Accordingly, I promise never to assert that this Agreement was not knowing and voluntary because I did not know which Claims or ADEA Causes of Action I could not lawfully release. In order to effectuate my intent to release all Claims and ADEA Causes of Action, I agree that if I am ever awarded any amount with respect to a Claim or ADEA Cause of Action against a Released Party that is not extinguished by this Agreement, everything paid to me under Section 2 shall, to the maximum extent permitted by law, be applied to satisfy any such Claim or ADEA Cause of Action.

4.	Promises.

(a)	Employment Termination: I agree that my employment with Semtech and its affiliates will end on the Termination Date. Between now and the Termination

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Date, I agree that no changes to my job duties shall constitute Good Reason under my Offer Letter. No one has represented to me that Semtech or its affiliates will ever seek to rehire me and, except to the extent that their duly authorized officers personally ask me to do so, I will not seek employment with them. Semtech and I acknowledge that I have [voluntarily resigned for Good Reason/been terminated without Cause, as such terms are defined in the Offer Letter].

(b)

Pursuit of Claims: Except as specifically identified above my signature at the end of this Agreement, I have not filed, initiated, or prosecuted (or caused to be filed, initiated, or prosecuted) any lawsuit, complaint, charge, action, compliance review, investigation, or proceeding with respect to any Claim this Agreement purports to waive, and I promise never to do so in the future, whether as a named plaintiff, class member, or otherwise. I promise to request any administrative agency or other body assuming jurisdiction of any such lawsuit, etc. to withdraw from the matter or dismiss it with prejudice. However, the two preceding sentences shall not preclude me from filing or prosecuting a charge with any administrative agency with respect to any such Claim as long as I do not seek any damages, remedies, or other relief for myself personally, which I promise not to do, and any right to which I hereby waive. If I am ever awarded or recover any amount as to a Claim I have purported to waive in this Agreement, I agree that the amount of the award or recovery shall be reduced by the amounts I was paid under this Agreement, increased appropriately for the time value of money, using an interest rate of 8 percent per annum . To the extent such a setoff is not effected, I promise to pay, or assign to Semtech my right to receive, the amount that should have been set off. I promise never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or under any other unfair competition law of any jurisdiction. This subsection shall not prohibit me from challenging the validity of the ADEA Causes of Action released in Section 3(a) of this Agreement. Each of the foregoing provisions of this Section 4(b) is subject to compliance with applicable law. I understand that nothing in this Agreement limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). I further understand that this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Furthermore, this Agreement does not limit my right to receive an award for information provided to any Government Agencies authorized to provide monetary or other awards to eligible individuals who come forward with information that leads to an

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agency enforcement action. Nothing in this Agreement is intended to limit my right (a) to disclose trade secrets in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, or (b) to disclose trade secrets in an anti-retaliation lawsuit or other legal proceeding, so long as that disclosure or filing is made under seal and I do not otherwise disclose such trade secrets, except pursuant to court order.

(c)	Return of Property and Company Debts.

(i)

I agree to provide Semtech, or assist Semtech in retrieving, all information, records, or other materials belonging or relating to Semtech or my services with Semtech, in whatever recorded or retrievable form, which are or have been in my possession or control in connection with my employment by Semtech. I agree to return all keys to Semtech files, desks, etc., in my possession, and disclosure to Semtech of all computer or other electronic storage system passwords, access codes, or other electronic “keys.” I agree that I will not remove from Semtech nor retain any document, file, electronic record, or other item containing, in whole or in part, any confidential or proprietary information of Semtech of which I gained knowledge or to which I gained access during my employment.

(ii)

Additionally, I agree that I will not remove from Semtech nor retain under my control, directly or indirectly, in whole or in part, any software program, development tool, design aid, or any other item, asset, or property owned, licensed, or utilized by Semtech. I acknowledge that I may be personally liable to the applicable owner for any misuse or misappropriation by me of any such program, tool, aid, or item, to the extent the owner claims for itself intellectual property or other rights in the item. I acknowledge that I have returned to Semtech any and all such items which may have been previously used by me in any off site or remote office or work location. The first sentence of this paragraph in no way prohibits me from securing, in my own name and for my own account, any such commercially available program, tool, aid, or item directly from the owner for my own use.

(iii)

By my last day of work, I will have cleared all expense accounts, repaid everything I owe to Semtech or any Released Party, paid all amounts I owe on Semtech-provided credit cards or accounts (such as cell phone accounts), and canceled or personally assumed any such credit cards or accounts.

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(d)	Ownership of Claims and ADEA Causes of Action. I have not assigned or transferred any Claim or ADEA Cause of Action I am purporting to release, nor have I attempted to do so.

(e)

Nonadmission of Liability: I agree not to assert that this Agreement is an admission of wrongdoing and I acknowledge that the Released Parties do not believe or admit that any of them has done anything wrong.

(f)

No Disparagement or Harm: I agree not to denigrate or otherwise disparage Semtech, any other Released Party, or any of Semtech’s products, processes, experiments, policies, practices, standards of business conduct, or areas or techniques of research, and Semtech agrees that none of its officers or members of its Board of Directors shall denigrate or otherwise disparage me. However, nothing in this subsection (f) shall prohibit me from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law. I agree not to incur any expenses, obligations, or liabilities on behalf of Semtech.

(g)

Existing Obligations Continue: I agree to remain bound by any Company or Company affiliate agreement or policy relating to confidential information, invention, nonsolicitation, noncompetition, or similar matters to which I am now subject.

(h)	Implementation: I agree to sign any documents and do anything else that in the future is needed to implement this Agreement.

(i)

Other Representations: In addition to my other representations in this Agreement, I have made the following representations to Semtech, on which I acknowledge it also has relied in entering into this Agreement with me:

(i)

There Have Been No Wrongful Acts: I have not suffered any discrimination on account of my age, sex, race, national origin, marital status, sexual orientation, or any other protected status, and none of these ever has been an adverse factor used against me by any Released Party. I have not suffered any job-related wrongs or injuries for which I might still be entitled to compensation or relief, such as an injury for which I might receive a workers’ compensation award in the future or a violation of my rights under the California Family Rights Act, or the Family Medical Leave Act. I already have been paid all wages, commissions, compensation, benefits, and other amounts that any Released Party has ever owed I, except for unpaid amounts or benefits expressly payable under the terms of this Agreement or not released hereunder.

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(ii)	My Factual Allegations Were Truthful: To the best of my knowledge, all of the factual allegations I made that induced Semtech to enter into this Agreement are true in all material respects.

(iii)

ADEA Release Requirements Have Been Satisfied: I understand that this Agreement had to meet certain requirements to validly release any ADEA Causes of Action I might have had, and I represent that all such requirements were satisfied. (These requirements are that (1) my entering into this agreement had to be knowing and voluntary ( i.e. , free from fraud, duress, coercion, or mistake of fact); (2) this agreement had to be in writing and be understandable; (3) it had to explicitly waive current ADEA Causes of Action; (4) it could not have waived future ADEA Causes of Action; (5) it must have been paid for with something to which I was not already entitled; (6) Semtech had to advise me in writing to consult an attorney; (7) Semtech normally had to give me at least 21 days in which to consider my ADEA release; and (8) Semtech normally had to give me at least 7 days within which to revoke my ADEA release after signing it.) I further understand that if I had executed this Agreement in connection with an employment termination program, I would have been entitled to more time to consider this Agreement and to information about other persons selected or eligible for the program under which I was terminated; I represent that all factual or legal questions I had about whether I was terminated pursuant to an employment termination program were answered satisfactorily and that I was not terminated pursuant to such a program.

(j)

False Claims Representations and Promises: I have disclosed to Semtech any information I have concerning any conduct involving Semtech or any affiliate that I have any reason to believe may be unlawful or that involves any false claims to the United States. I promise to cooperate fully in any investigation Semtech or any affiliate undertakes into matters occurring during my employment with Semtech or any affiliate. I understand that nothing in this Agreement prevents my from cooperating with any U.S. government investigation. In addition, to the fullest extent permitted by law, I hereby irrevocably assign to the U.S. government any right I might have to any proceeds or awards in connection with any false claims proceedings against Semtech or any affiliate.

(k)

Cooperation Required: I agree that, as requested by Semtech, I will fully cooperate with Semtech or any affiliate in effecting a smooth transition of my responsibilities to others. I also agree to make myself available upon reasonable advance notice to meet with Semtech or its representative to provide any facts or other information I may have regarding any matter related to my duties while employed by Semtech.

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(l)

Non-Solicitation. I agree that, for a period of twenty four months following my Notice Date, I shall not, in any capacity, induce or solicit, or attempt to induce or solicit, or cause any other person, business or entity to induce or solicit, any person who at the time of such inducement or solicitation is an employee of Semtech, to perform work or services in any capacity for any other person or entity other than Semtech; or otherwise solicit, offer to employ or retain, or aid another in similar actions, any then current employee of Semtech; provided, however, that I shall be permitted to solicit my personal assistant to continue to work for me or my successor employer.

(m)

This Release to be Kept Confidential: Except with respect to knowledge that is available from perusing Semtech’s publicly available filings, I have not disclosed and will never disclose the underlying facts that led up to the settlement evidenced by this Agreement, or the terms, amount, or existence of that settlement or this Agreement, to anyone other than a member of my immediate family or my attorney or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement. Such a person’s violation of this confidentiality requirement is to be treated as a violation by me. This subsection does not prohibit disclosures to the extent necessary legally to enforce this Agreement or to the extent prohibited by law, nor does it prohibit disclosures to the extent otherwise legally required (but only if I notify Semtech of a disclosure obligation or request within 1 day after I learn of it and permit Semtech to take all steps it deems to be appropriate to prevent or limit the required disclosure).

5.	Consequences of Violating Promises.

(a)

General Consequences: In addition to any other remedies or relief that may be available, Semtech and I agree to pay the other party’s attorneys’ fees (including in-house counsel costs) and damages the Released Parties or I, respectively, may incur as a result of breaching a promise made in this Agreement (such as by suing a Released Party over a released Claim or disparaging me) or if any representation made in this Agreement was false when made. We agree that the minimum damages for each breach will be a liquidated sum equal to half of the attorneys’ fees each Released Party or me, as applicable, incurs as a result of the breach, which is a reasonable estimate of the value of the time the Released Party is likely to have to spend seeking a remedy for the breach. I further agree that Semtech would be irreparably harmed by any actual or threatened violation of Section 4 that involves Release-related disclosures or disclosure or use of confidential

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information or trade secrets or solicitation of employees, customers, or suppliers, and that Semtech will be entitled to an injunction prohibiting me from committing any such violation.

(b)

Challenges to Validity: Should I attempt to challenge the enforceability of the release of Claims in Section 3(b), I agree first (1) to deliver a certified check to Semtech for all amounts I have received on account of my release of Claims because I signed this Agreement, plus 8 percent interest per annum , (2) to direct in writing that all future benefits or payments I am to receive because I signed this Agreement be suspended, and (3) to invite Semtech to cancel this Agreement. If Semtech accepts my offer, this Agreement will be canceled. If it rejects my offer, Semtech will notify me and deposit the amount I repaid, plus all suspended future benefits and payments, in an interest-bearing account pending a determination of the enforceability of this Agreement. If the release of Claims in Section 3(b) is determined to be enforceable, Semtech is to pay me the amount in the account, less any amounts I owe Semtech. If the release of Claims in Section 3(b) is determined to be unenforceable, the amount credited to the account shall be paid to the entities that paid the consideration for this Agreement in proportion to their payments, and the suspension of future benefits or payments shall become permanent.

6.

Consideration of Release. I acknowledge that, before signing this Agreement, I was given at least 21 days in which to consider this Agreement. I waive any right I might have to additional time within which to consider this Agreement. I further acknowledge that: (1) I took advantage of the time I was given to consider this Agreement before signing it; (2) I carefully read this Agreement; (3) I fully understand it; (4) I am entering into it voluntarily; (5) I am receiving valuable consideration in exchange for my execution of this Agreement that I would not otherwise be entitled to receive; and (6) Semtech, in writing, encouraged I to discuss this Agreement with my attorney (at my own expense) before signing it, and that I did so to the extent I deemed appropriate.

7.

Authority. Semtech represents and warrants that the undersigned has the authority to act on behalf of Semtech and to bind Semtech and all who may claim through it to the terms and conditions of this Agreement. I represent and warrant that I have the capacity to act on my own behalf and on behalf of all who might claim through I to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

8.	No Representations. Each Party acknowledges that in deciding to sign this Agreement, it has not relied upon any representations or statements that are not specifically set forth in this Agreement.

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9.

Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

10.

Entire Agreement. This agreement represents the entire agreement and understanding between Semtech and me concerning my employment with and separation from Semtech, and supersedes and replaces any and all prior agreements and understandings concerning my relationship with Semtech and my compensation by Semtech, other than my Employee Confidentiality Agreement and Proprietary Rights Agreement, my Invention Assignment and Secrecy Agreement, my Policy Regarding Confidential Information and Insider Trading for All Employees, and my Employee Acknowledgement and Agreement .

11.	No Oral Modification. This agreement may only be amended in writing, signed by me and an authorized representative of Semtech.

12.

Governing Law/Enforcement. This agreement shall be governed by the laws of the State of California. The Parties agree to resolve any claims they may have with each other (except for claims for temporary restraining orders or preliminary injunctions to aid in arbitration only) through final and binding arbitration in accordance with my Employee Acknowledgement and Agreement, which is incorporated by reference herein.

13.

Counterparts. This agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

TAKE THIS RELEASE HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS AND ADEA CAUSES OF ACTION. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY SECTION 6 AND YOU SHOULD CONSULT YOUR ATTORNEY.

The only lawsuits, charges, complaints, or claims I have filed to date relating to my employment (including docket number and name) are:

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                                                                  . I agree to cause the withdrawal or dismissal with prejudice of all of these matters, to the extent still pending within 5 days after this Agreement becomes irrevocable, and until such withdrawal or dismissal is accepted or ordered, no amounts otherwise due I under this Agreement shall become payable.

Executed at                     , this      day of                     , 20

Employee

Executed at                     , this      day of                     , 20

Company

Re-executed after my                     , 20     Termination Date on this      day of                     , 20    .

Employee

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STATEMENT OF COUNSEL

I represented Mohan Maheswaran (Employee) in negotiating the general release (Release) dated [ date ] with Semtech Corporation (Company). I fully advised the Employee of the scope, meaning, and legal effect of each provision contained in the Release. The Employee acknowledged to me that the Employee carefully read and fully understood all of the provisions of the Release, including the provision by which the Employee released all of the Employee’s claims, both known and unknown, against Semtech and all other related parties (Released Parties).

I agree to be bound by any provisions in the Release relating to confidentiality, nondisclosure, or the Employee’s or my attorney’s fees and costs, to the same extent as if I, not the Employee, had executed that agreement. Except to the extent otherwise explicitly provided for in the Release, I agree that neither Semtech nor any of the Released Parties is obligated to pay or will be paying any of those fees and costs, and I promise never to seek to hold any of them liable for those fees and costs.

[Attorney’s Name]

Date:

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EXHIBIT B

LIMITATION ON BENEFITS.

Notwithstanding anything contained in this Offer Letter to the contrary, to the extent that any payments and benefits provided under this Offer Letter to you or for your benefit, together with any payments and benefits provided to you or for your benefit under any other plan or agreement of the Company or any of its Affiliates (such payments or benefits are collectively referred to as the “Benefits”), would be subject to the excise tax (“Excise Tax”) imposed under Section 4999 of the Code, your Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in you retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if you received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). If a reduction in your Benefits is required pursuant to the preceding sentence, in order to effectuate the Limited Benefit Amount the Company shall reduce or eliminate (if and to the extent necessary) your Benefits by first reducing or eliminating amounts which are payable from any cash severance, then from any payment or benefit in respect of any equity award that is treated as contingent on the change in ownership or control but is not covered by Treas. Reg. Section 1.280G-1 Q/A 24(b) or (c), then from any payment or benefit in respect of an equity award that is covered by Treas. Reg. Section 1.280G-1 Q/A 24(c), in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). A determination as to whether a reduction in your Benefits to the Limited Benefit Amount pursuant to this Exhibit B, and the amount of such Limited Benefit Amount, shall be made by the Company’s independent public accountants or another certified public accounting firm or executive compensation consulting firm of national reputation designated by the Company (the “Firm”) at the Company’s expense. The Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and you not later than ten (10) business days after the date of termination of your employment, if applicable, or such other time as reasonably requested by the Company or you.

B-1